Exhibit 1.01

CONFLICT MINERALS REPORT
For the Year Ended December 31, 2014

INTRODUCTION

Broadcom Corporation (“we,” “our” and “us”) has taken a number of steps to address concerns that minerals illegally mined from troubled regions in the Democratic Republic of the Congo ("DRC") and adjoining countries may be funding armed conflict and contributing to serious human rights abuses and environmental damage. These steps include compliance with rules adopted by the U.S. Securities and Exchange Commission ("SEC") pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act").

The SEC's conflict minerals rules require certain issuers to publicly disclose information related to the use in their products of minerals originating in the DRC and the countries adjoining the DRC ("Covered Countries"). Adjoining countries are those countries that share an internationally recognized border with the DRC. According to the Dodd-Frank Act, these countries include the Central African Republic, South Sudan, Zambia, Angola, the Republic of Congo, Tanzania, Burundi, Rwanda and Uganda. The minerals currently subject to the SEC's disclosure requirements are columbite-tantalite (coltan), cassiterite, wolframite and gold, and their derivatives, including tin, tantalum and tungsten. These minerals are referred to as “conflict minerals.”

BUSINESS OVERVIEW

Company Overview

Approximately 99% of our revenue derives from the sale of integrated circuit products. We derive a small amount of revenue from building and selling reference platforms, which represent prototypical system-level applications that include our integrated circuit products. These reference platforms are useful to demonstrate the features and functionality of our products and assist our customers in transitioning from initial prototype designs to final production releases.

Like all semiconductors, our products involve the use of tin, tantalum, tungsten, and gold (“3TG”). Each of these metals has specific electrical properties that are necessary to the functionality and production of our integrated circuit products and reference platforms. For example, these minerals are used in plating, solders, wires, electrodes and other components used in integrated circuits and reference platforms. We have a diverse product portfolio that targets a broad range of wired and wireless communications markets.

Supply Chain Overview

We are a fabless semiconductor company. That means we depend on multiple third party foundry subcontractors to manufacture our integrated circuit products. We also subcontract other aspects of the manufacturing process, including assembly and packaging. This strategy means that we do not directly purchase the raw materials used in the manufacture of our products. As a result, we rely on information provided by our suppliers with respect to the use of 3TG in our products. We identified the suppliers in our integrated circuit products business that we believe manufacture products that contain 3TG.

As with our integrated circuit products, we also outsource the manufacture of reference platforms to third party suppliers. Further, the manufacture of reference platforms and certain integrated circuit products involve the use of third party components and materials – many more than the manufacture of our integrated circuits alone. We identified such third party component and material suppliers that we believe manufacture products that contain 3TG.

REASONABLE COUNTRY OF ORIGIN INQUIRY

We considered options to conduct a reasonable country of origin inquiry (“RCOI”) to determine whether any of the 3TG minerals (gold, tantalum, tin and tungsten) used in the manufacture of our integrated circuit or reference platform products may have originated in the Covered Countries. We engaged an external firm to assist in the data collection and management of supplier information that would fulfill both RCOI and due diligence requirements. In conjunction with this engagement, we procured an independent vendor assessment of that firm’s data collection, validation and management processes to gain comfort that those processes were aligned with and supported the RCOI, as specified in the rule.

We requested conflict minerals data from all of our integrated circuit and reference platform suppliers. In addition, we requested conflict minerals data from suppliers that provide reference platform components specified but not directly purchased by us. Like most of the semiconductor industry, our suppliers have generally reported their conflict minerals data (and that from their own suppliers), including smelter identification, on the Conflict Minerals Reporting Templates (“CMRT”) provided by the Electronic Industry Citizenship Coalition ("EICC") and the Global e-Sustainability Initiative ("GeSI"). We requested information on CMRT version 3.0 or later.

Based on preliminary information received from this process, we had reason to believe that some of the gold, tantalum, tin and tungsten used in the manufacture of our products during the period may have originated in the Covered Countries. We conducted supply chain due diligence on the source and chain of custody of the 3TG, in a manner consistent with the "Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition)," published by the Organization for Economic Cooperation and Development ("OECD"). This includes implementing the OECD’s five-step framework for risk-based due diligence in the mineral supply chain.

DUE DILIGENCE MEASURES

For the reporting period from January 1 to December 31, 2014, we conducted due diligence on the source and chain of custody of conflict minerals that were necessary to the functionality or production of the products that we manufactured.

Our conflict minerals due diligence measures are designed to be in accordance, in all material respects, with the framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition), and the related supplements for 3TG. The design of the due diligence measures includes provisions for each of the five steps in the OECD Due Diligence framework:

1.	Establish strong company management systems.

2.	Identify and assess risks in the supply chain.

3.	Design and implement strategies to respond to identified risks.

4.	Carry out independent third-party audits of smelters and refiner’s due diligence practices.

5.	Report annually on supply chain due diligence.

Our due diligence efforts included the activities described below.

Strong Company Management Systems

•
We have a Conflict Minerals Policy, which is published on our external website. The policy expresses our concern that minerals mined from troubled regions in the Covered Countries may be funding violent factions, human rights abuses and environmental damage. The policy encourages our direct suppliers to purchase materials from smelters who are listed on the Conflict-Free Smelter (“CFS”) Program Compliant Smelter List.

•	We used internal management systems and engaged internal and external resources to conduct our conflict minerals due diligence.

•
We maintained a cross-function conflict minerals team (the “CM Team”). The CM Team was directed by senior management in Quality and IT who had authority for overall implementation of a conflict minerals program. The CM Team included sub-teams that addressed areas such as data and IT management systems, monitoring evolving CM management practices, and documentation. The CM team met at least monthly during the year, and more often as needed.

•
We participated in industry-wide initiatives that engage with suppliers, encourage involvement in programs to demonstrate conflict-free status and promote transparency in the supply chain. We remain a member of EICC and the EICC-Global e-Sustainability Initiative’s (“EICC-GeSI”) Conflict Free Sourcing Initiative (“CFSI”). These organizations support information sharing on suppliers, including the identification and conflict-free status of 3TG smelters and refiners.

•
Our senior management sent a notice to suppliers requesting that they share Conflict Minerals information. This notice asked suppliers to identify all smelters in their supply chain that provide 3TG, and to complete and return the EICC/ GeSI CMRT.

•
We engaged suppliers through outreach during data gathering and validation activities and by helping suppliers identify and correct errors, inconsistencies, or problems with their Conflict Minerals Reporting Template submittals. We also contracted a Conflict Minerals and IT/ Data Management specialist to assist with our supplier outreach.

•
We have longstanding mechanisms whereby parties can alert Company management to potential concerns with compliance or ethics. These mechanisms include an Ethics Line, a confidential and anonymous communications channel managed by an independent third party. We also maintain a Telephone Messaging Hotline (operated by a third party) available to investors and other parties to report potential situations. Either of these mechanisms is available as a grievance mechanism for parties concerned about conflict minerals.

Identify and Assess Risks in the Supply Chain

•
We reviewed items contracted for manufacture for those that would be likely to contain 3TG. We identified the suppliers who manufacture these parts. We requested that these suppliers complete and submit the EICC/GeSI Conflict Minerals Reporting Template, which includes fields to provide the identity of each smelter and refiner in the supply chain.

•	We maintained the provision in our standard terms of purchase that requires all applicable suppliers to abide by the EICC Code of Conduct, including its conflict minerals provisions.

•
We strengthened supplier requirements by adding provisions to our agreements that require suppliers to work with their suppliers to motivate and assist their smelters in becoming recognized as a Conflict-Free Smelter by CFSI. If a supplier identifies errors in their CMRT or other relevant materials provided to us, they have an affirmative obligation to notify us as soon as practical. The new provisions also require our supplier to permit us to review their conflict minerals programs upon reasonable advance notice and an indication of the objectives of such review.

•
The responses were subjected to a quality review process, whereby they were reviewed for reasonableness and suitability for supporting our conflict minerals determination and reporting. Where we noted obvious discrepancies or encountered problems with usability of the information, we contacted suppliers to correct or explain information in their submittals. We otherwise relied on the information that suppliers provided to us about the source of 3TG contained in their products.

Strategies to Respond to Identified Risks

•
The CM Team also identified issues that could suggest increased risk, and identified smelters that had not yet participated in the Conflict-Free Smelter Program (a component of the CFSI). We took steps to manage these risks via supplier outreach, where we encouraged suppliers to pursue conflict-free smelters in their own supply chain. We also encouraged 3TG smelters and refiners to mitigate risks through participation in the Conflict-Free Smelter Program.

•
The CM Team evaluated CMRTs provided by suppliers for incompleteness and inconsistencies that could suggest increased risk. The CMRT review process includes a step to request improvements in suppliers’ traceability practices for 3TG when the information they provide does not meet our criteria, which include the following:

◦	Supplier must know if any 3TG in their supply chain originates or could originate in Covered Countries.

◦	Supplier must receive conflict minerals data for each metal from all relevant suppliers.

◦	Supplier must identify all smelters they (or their suppliers) use for 3TG.

◦	Supplier must provide all applicable smelter information it has received.

◦	Supplier must have a conflict minerals policy, and it must be publicly available.

◦	Supplier must require their suppliers to be conflict free, or have a plan to become conflict free.

◦	Supplier must implement their own conflict minerals due diligence program.

◦	Supplier must require their suppliers to provide smelter names.

•
The CM Team developed additional risk mitigation measures on a case-by-case basis and monitored progress at subsequent meetings. When risk mitigation measures did not meet CM Team expectations, the CM Team escalated items to senior members of the CM Team for additional support.

•
The CM Team provided updates to senior management via periodic updates to members of the Compliance Committee, executive leadership, and the Sustainability Steering Committee (which includes several members of senior management).

•
We did not find it necessary to remove any supplier from our supply chain during the reporting period for non-responsiveness or non-conformance with our conflict minerals policy, procedures, or requests.

Audits of Smelter and Refiner Due Diligence Practices

•
The CFSI includes mechanisms to assess upstream sourcing and management of 3TG and evaluate risks of funding armed groups in Covered Countries. The CFS Program includes the requirement for an independent audit, which evaluates risks of supporting conflict; a smelter is placed on the Conflict Free Smelter list only upon achieving acceptable results of this audit.

•
We do not have direct relationships with 3TG smelters or refiners. We do not perform audits of these entities in our supply chain. We relied upon the CFSI as the reference mechanism for risk assessment of the 3TG supply chain. We support audits through our membership in CFSI.

Report Annually
We submit filings annually to comply with the SEC rule. Filings include a Form SD – Specialized Disclosure Report, which includes this Conflict Minerals Report as an exhibit. These are our annual reports of our 3TG supply chain due diligence.

RESULTS OF DUE DILIGENCE PERFORMED

We received responses from all of the suppliers surveyed in the integrated circuits business line. All of these responses passed our quality control procedures and were accepted as valid. A total of 87 smelters were identified in our supply chain for integrated circuits business. The smelters in our integrated circuits business supply chain are provided in Annex I. At the close of our data analysis period, 77 of these smelters were validated as “compliant” on the Conflict Free Smelter List. Another 10 were recognized by the CFSI as “active” smelters, which indicate that they intend to engage in the audit process in order to become designated as Conflict Free by the CFSI or one of its partner entities. All of the smelters identified in our integrated circuits business line supply chain were either CFS compliant or active at the close of our data analysis period.

We received responses from most of our third party component and material suppliers (including those that supply to our reference platform business) that we believe manufacture products containing 3TG. Some of the responses contained incomplete supply chain information, and not all of the responses passed our quality control procedures.

Based on the extent of data provided by our suppliers, we concluded that we are unable to determine the country of origin of all of the 3TG in our supply chain in the reporting period and whether such 3TG directly or indirectly finances or benefits armed groups in the Covered Countries.

This conflict minerals report is publicly available at: www.broadcom.com/docs/company/Conflict_Minerals_Report_2014.pdf.

RISK MITIGATION AND IMPROVED DUE DILIGENCE

We intend to take steps to improve due diligence and to further mitigate risk that necessary 3TG in our products could benefit armed groups in the Covered Countries. These steps include:

•	Continuing to include conflict minerals flow-down clauses and provisions in new or renewed supplier contracts;

•	Requesting relevant 3TG information from direct suppliers as the standard information request content changes;

•	Continuing to participate in EICC and the Conflict-Free Smelter Program;

•	Offering and promoting supplier outreach;

•	Encouraging suppliers to move their sourcing of 3TG to smelters on the Conflict Free Smelter List; and

•	Continuing to encourage our direct suppliers to purchase materials from smelters listed on the Conflict Free Smelter List.

We have made statements in this conflict minerals report that may constitute forward-looking statements about our plans to take additional actions or to implement additional policies or procedures with respect to our due diligence efforts to determine the origin of tin, tantalum, tungsten and gold included in our products.  We undertake no obligation to revise or publically update any forward-looking statement to reflect future events or circumstances. Our reporting obligations under the conflict minerals rules may change in the future and our ability to implement certain processes or obtain information from our suppliers may differ materially from those anticipated or implied in this report.

ANNEX I
Smelter List for 2014 Reporting Period

The smelters in the table below were reported in the supply chain of our integrated circuits business in conjunction with our conflict minerals data gathering, review, and reporting process for the 2014 reporting period.

Metal	Smelter Name	Smelter Country	Smelter Identification
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035
Gold	Argor-Heraeus SA	SWITZERLAND	CID000077
Gold	Asahi Pretec Corporation	JAPAN	CID000082
Gold	CCR Refinery – Glencore Canada Corporation	CANADA	CID000185
Gold	Dowa	JAPAN	CID000401
Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425
Gold	Heraeus Ltd. Hong Kong	HONG KONG	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Johnson Matthey Inc	UNITED STATES	CID000920
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	Kennecott Utah Copper LLC	UNITED STATES	CID000969
Gold	Kojima Chemicals Co., Ltd	JAPAN	CID000981
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078
Gold	Materion	UNITED STATES	CID001113
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG	CID001149
Gold	Metalor Technologies SA	SWITZERLAND	CID001153
Gold	Metalor USA Refining Corporation	UNITED STATES	CID001157
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Gold	Nihon Material Co. LTD	JAPAN	CID001259
Gold	Ohio Precious Metals, LLC	UNITED STATES	CID001322
Gold	PAMP SA	SWITZERLAND	CID001352
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA	CID001512
Gold	Royal Canadian Mint	CANADA	CID001534
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA	CID001622
Gold	Solar Applied Materials Technology Corp.	TAIWAN	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Gold	Tokuriki Honten Co., Ltd	JAPAN	CID001938
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	United Precious Metal Refining, Inc.	UNITED STATES	CID001993
Gold	Valcambi SA	SWITZERLAND	CID002003
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	CID002557
Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544
Tantalum	H.C. Starck GmbH Goslar	GERMANY	CID002545
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	CID002546
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547
Tantalum	H.C. Starck Inc.	UNITED STATES	CID002548
Tantalum	H.C. Starck Ltd.	JAPAN	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002550
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917
Tantalum	Mitsui Mining & Smelting	JAPAN	CID001192

Metal	Smelter Name	Smelter Country	Smelter Identification
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Tantalum	Taki Chemicals	JAPAN	CID001869
Tantalum	Ulba	KAZAKHSTAN	CID001969
Tin	Alpha	UNITED STATES	CID000292
Tin	China Tin Group Co., Ltd.	CHINA	CID001070
Tin	Cooper Santa	BRAZIL	CID000295
Tin	CV United Smelting	INDONESIA	CID000315
Tin	EM Vinto	BOLIVIA	CID000438
Tin	Fenix Metals	POLAND	CID000468
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA	CID000538
Tin	Magnu's Minerais Metais e Ligas LTDA	BRAZIL	CID002468
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Tin	Metallo Chimique	BELGIUM	CID001143
Tin	Mineração Taboca S.A.	BRAZIL	CID001173
Tin	Minsur	PERU	CID001182
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191
Tin	OMSA	BOLIVIA	CID001337
Tin	PT Bangka Putra Karya	INDONESIA	CID001412
Tin	PT Bangka Tin Industry	INDONESIA	CID001419
Tin	PT Bukit Timah	INDONESIA	CID001428
Tin	PT Eunindo Usaha Mandiri	INDONESIA	CID001438
Tin	PT Mitra Stania Prima	INDONESIA	CID001453
Tin	PT REFINED BANGKA TIN	INDONESIA	CID001460
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468
Tin	PT Tambang Timah	INDONESIA	CID001477
Tin	PT Timah (Persero), Tbk	INDONESIA	CID001482
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490
Tin	Rui Da Hung	TAIWAN	CID001539
Tin	Soft Metais, Ltda.	BRAZIL	CID001758
Tin	Thaisarco	THAILAND	CID001898
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA	CID002158
Tin	Yunnan Tin Company, Ltd.	CHINA	CID002180
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	CID000568
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082